Exhibit 5.1

October 31, 2025

Central Bancompany, Inc.

238 Madison Street

Jefferson City, MO 65101

Ladies and Gentlemen:

We have acted as special Missouri counsel to Central Bancompany, Inc., a Missouri corporation (the “Company”), in connection with the offering of up to 24,533,640 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 (the “Common Stock”), including Shares subject to the underwriters’ over-allotment option, to be issued pursuant to the Registration Statement on Form S-1 (Registration No. 333-290831) (the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “Commission”) on October 10, 2025, as amended on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company in accordance with an Underwriting Agreement to be entered into among the Company and Morgan Stanley & Co. LLC and Keefe, Bruyette & Woods, Inc., as the representative of the underwriters named therein (the “Underwriting Agreement”), the form of which has been filed as Exhibit 1.1 to the Registration Statement.

In connection herewith, we have examined:

(1)           the Registration Statement;

(2)           the form of Underwriting Agreement;

(3)           the Second Amended and Restated Certificate of Incorporation of the Company; and

(4)           the Amended and Restated Bylaws of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form have been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by and have been duly executed and delivered by all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Central Bancompany, Inc.
October 31, 2025

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when the Registration Statement has become effective under the Act, and assuming the due execution and delivery of the Underwriting Agreement by the Company and the underwriters named therein, and the receipt by the Company of all consideration therefor in the manner contemplated by the Underwriting Agreement and the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material relating to the offer and sale of the Shares.

Our opinions herein reflect only the application of the General Corporation Law of the State of Missouri. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

Please be advised that John D. Schaperkotter, a partner of this firm, is a co-trustee of certain trusts and a charitable foundation that indirectly hold 24,437,200 shares of Common Stock through the voting trust established pursuant to the Amended and Restated Voting Trust Agreement, dated March 5, 2025, among the Company, the extended members of the Sam Baker Cook family, certain employees, the descendants of former employees and certain other shareholders parties thereto, and S. Bryan Cook, Robert M. Robuck, and Robert R. Hermann, Jr., as trustees, as disclosed in the prospectus which forms part of the Registration Statement.

This opinion letter is being delivered by us in connection with the filing of the Registration Statement with the Commission. We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Validity of Class A Common Stock” in the prospectus which forms part of the Registration Statement. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP